Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K and, if not defined in the Form 8-K, the Registration Statement on Form S-4 (File No. 333-261483) (the “Registration Statement”). Unless the context otherwise requires, the “Company” or “New FiscalNote” refers to FiscalNote Holdings, Inc. after the Closing, “DSAC” refers to Duddell Street Acquisition Corp. prior to the Closing, and “FiscalNote” refers to FiscalNote Holdings, Inc. prior to the Closing.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 present the combination of the financial information of DSAC and FiscalNote after giving effect to the Business Combination, Debt Financing and related adjustments described in the accompanying notes. DSAC and FiscalNote are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the Debt Financing, are referred to herein as “New FiscalNote.”

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 gives pro forma effect to the Business Combination and Debt Financing as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of March 31, 2022 gives pro forma effect to the Business Combination and Debt Financing as if they were completed on March 31, 2022.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the audited historical financial statements of each of DSAC and FiscalNote and the notes thereto, as well as the disclosures contained in the sections titled “DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained elsewhere in the proxy statement/ prospectus.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what New FiscalNote’s financial condition or results of operations would have been had the Business Combination and Debt Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New FiscalNote. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and analyses are performed.

The following describes the above entities:

FiscalNote

FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining AI, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.

Duddell

Duddell Street Acquisition Corp. (“DSAC”) is a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. DSAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

As of March 31, 2022, DSAC had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through March 31, 2022 relates to DSAC’s formation and the initial public offering (the “Initial Public Offering”) and its search for an initial business combination, which is described below.

Description of the Business Combination

On November 7, 2021, DSAC entered into the Business Combination Agreement with FiscalNote. Pursuant to the Business Combination Agreement, DSAC changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and redomesticating as a company under the laws of the State of Delaware. Immediately prior to the Closing, each share of FiscalNote preferred stock outstanding immediately prior to Recapitalization was converted into, exchanged for or otherwise replaced with a number of shares of FiscalNote Class A common stock equal to the number of shares of FiscalNote common stock into which such shares of FiscalNote Preferred Stock would have been convertible immediately prior to the Recapitalization. Further, all of the FiscalNote Convertible Notes outstanding and unexercised immediately prior to the Effective Time were assumed by DSAC and were converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock. On the Closing Date, (i) DSAC acquired all of the issued and outstanding shares of FiscalNote common stock by effecting a merger of a wholly owned subsidiary with and into FiscalNote; (ii) the shareholders of FiscalNote received, in exchange for each share of FiscalNote common stock, an aggregate of (a) 96.0 million shares of New FiscalNote common stock and (b) 17.3 million FiscalNote Earnout Shares dependent upon the occurrence of the Triggering Events based upon the trading price of New FiscalNote Common Stock after the Closing Date; (iii) the holders of unexercised FiscalNote options received (a) 10.4 million options to acquire New FiscalNote common stock and (b) 1.0 million FiscalNote Earnout RSUs for Unvested FiscalNote Options and 0.9 million Earnout Shares for Vested FiscalNote Options, which will be subject to forfeiture and settle upon the occurrence of the Triggering Events based upon the trading price of New FiscalNote common stock (such FiscalNote Earnout RSUs to be subject to the same vesting criteria as the underlying options); and (iv) Merger Sub merged with and into FiscalNote, whereupon the separate existence of Merger Sub ceased, with FiscalNote as the surviving corporation and a wholly owned subsidiary of DSAC.

Pursuant to the terms of the Business Combination Agreement, DSAC acquired all of the equity interests from FiscalNote for $1.0 billion plus the aggregate exercise price payable with respect to each Vested FiscalNote Option and each FiscalNote Warrant totaling $11.2 million. Consideration consisted of 86.5 million shares of New FiscalNote Class A common stock, 8.3 million shares of New FiscalNote Class B common stock and 4.8 million shares reserved for Vested FiscalNote Options and Unvested FiscalNote Options. Each share of New FiscalNote Class A common stock will carry one vote per share while each share of New FiscalNote Class B common stock issued to FiscalNote Co-Founders Timothy Hwang and Gerald Yao will carry twenty-five (25) votes per share, giving them approximately 63.1% of the outstanding voting power of New FiscalNote. The New FiscalNote Class A common stock and New FiscalNote Class B common stock have identical economic rights to earnings.

Concurrent with the Closing, FiscalNote, Inc. (the “Borrower Representative”), a wholly owned indirect subsidiary of FiscalNote, entered into a new senior term loan facility with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACM ASOF VIII SaaS FinCo LLC (together, the “New Senior Lenders”), pursuant to which the New Senior Lenders provided a senior secured term loan facility consisting of a fully funded principal amount of $150.0 million (including the First Out Term Loans under FiscalNote, Inc.’s then-existing senior credit facility, which were refinanced under the new facility on amended terms) (the “New Senior Term Loan”) and an uncommitted incremental loan facility totaling $100.0 million available upon notice by the Borrower Representative if the Borrower Representative meets certain financial growth criteria and other customary requirements (the “New Incremental Term Facility”) (collectively the “New Senior Credit Facility”). The annual interest of the New Senior Term Loan consists of two components: a cash interest component of (a) the greater of (i) Prime Rate plus 5.0% per annum and (ii) 9.0% payable monthly in cash, and (b) interest payable in kind component of 1.00% per annum, payable in kind monthly. The New Senior Credit Facility will mature on July 29, 2027, the five-year anniversary of the Closing Date.

The historical financial information of DSAC and FiscalNote have been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and the New Senior Credit Facility and (2) factually supportable. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, the New Senior Credit Facility and certain other transaction adjustments such as the uses of proceeds.

The Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP because FiscalNote has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts:

•	the pre-combination equity holders of FiscalNote hold the majority of voting rights in New FiscalNote;

•	the pre-combination equity holders of FiscalNote have the right to appoint the majority of the directors on the New FiscalNote Board;

•	FiscalNote management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations of New FiscalNote;

•	the post-combination company assuming the FiscalNote name;

•	New FiscalNote maintaining the pre-existing FiscalNote headquarters; and

•	the operations of FiscalNote comprising the ongoing operations of New FiscalNote.

Under the reverse recapitalization model, for accounting purposes the Business Combination will be treated as FiscalNote issuing equity for the net assets of DSAC, accompanied by a recapitalization with no goodwill or intangible assets recorded and the financial statements of New FiscalNote will represent a continuation of the financial statements of FiscalNote.

Prior to the consummation of the Business Combination, DSAC’s shareholders could elect to redeem their shares even if they approved the Business Combination. While the DSAC shareholders had the right to redeem their shares for cash, DSAC entered into an agreement to backstop up to $175.0 million in proceeds from the sale of up to 17.5 million shares of New DSAC Class A common stock at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing (the “Backstop Agreement”). The following summarizes the pro forma New FiscalNote common stock outstanding after considering redemptions of DSAC shareholders and the effect of the purchases pursuant to the Backstop Agreement:

	Share ownership in the Post- Combination Company		Voting power in the Post- Combination Company
	Shares	%	Vote	%
DSAC Shareholders
Public shares owned by public shareholders	2,091,686	1.6%	2,091,686	0.6%
Bonus Shares owned by public shareholders	1,195,249	0.9%	1,195,249	0.4%
Public shares owned by the Sponsor	15,408,314	11.9%	15,408,314	4.7%
Bonus Shares owned by the Sponsor	8,804,751	6.8%	8,804,751	2.7%
Initial shares	4,375,000	3.4%	4,375,000	1.3%
Other shares held by Sponsor(1)	375,665	0.3%	375,665	0.1%
FiscalNote Stockholders
Class A Shares(2) (3)	89,198,738	68.8%	89,198,738	27.1%
Class B Shares	8,290,921	6.4%	207,237,025	63.1%

Total	129,740,324	100%	328,722,428	100.0%

(1)

Funds affiliated with the Sponsor hold a convertible note in FiscalNote that converted into 316,482 shares of FiscalNote Class A common stock immediately prior to the Closing and further converted into 375,665 shares of New FiscalNote Class A common stock in connection with the Closing.

(2)

Amount (i) includes 2,700,000 FiscalNote Class A common stock issued to the holders of the FrontierView Convertible Notes that converted into New FiscalNote Class A common stock immediately subsequent to the Closing and which were not subject to the BCA Exchange Ratio and (ii) excludes (a) 9,636,145 of New FiscalNote Warrants and New FiscalNote Options outstanding as of the Closing Date, (b) 930,731 New FiscalNote restricted shares issued to certain sellers and subject to certain performance conditions, (c) 18,170,145 Earnout Shares, and (d) 1,023,973 Earnout RSUs. Below is a summary of the shares of FiscalNote common stock outstanding immediately prior to Closing and the number of shares of New FiscalNote common stock exchanged at Closing:

	Shares of FiscalNote	Exchange Ratio	Shares of New FiscalNote*
FiscalNote Class A common stock converted to New FiscalNote Class A common stock	8,997,504	1.187	10,680,037
Preferred stock	39,846,982	1.187	47,301,940
Options and RSUs	4,103,776	1.187	4,871,182
Warrants	365,002	1.187	433,259
Class A common stock from convertible debt(a)	23,973,395	1.187	28,459,167

Fully diluted Class A common stock outstanding at Closing	77,286,659	1.187	91,745,585
Less: Options and RSUs outstanding	(4,103,776)	1.187	(4,871,182)

New FiscalNote Class A common stock issued to Old FiscalNote Stockholders	73,182,883	1.187	86,874,403
New FiscalNote Class B common stock issued to FiscalNote Co-Founders	6,984,768	1.187	8,290,921

*	Share amounts may not sum due to rounding.
(a)

Consists of approximately 17.4 million shares of FiscalNote Class A common stock issued to holders of convertible notes, 6.6 million shares of FiscalNote Class A common stock issued to the holder of the unpaid promissory note and 2.0 million shares of FiscalNote Class A common stock issued to the holders of convertible notes related to acquisitions as discussed in Notes 3g, 3h and 3j to the pro forma information below. Excludes 2.7 million shares of New FiscalNote Class A common stock issued to the holders of the FrontierView Convertible Notes that converted into shares of New FiscalNote Class A common stock immediately subsequent to the Closing

(3)

The New FiscalNote Class B common stock issued to Tim Hwang and Gerald Yao entitle the holders to twenty-five (25) votes per share until the earlier of (a) transfer by the holders of New FiscalNote Class B common stock to any other person, except for specified trusts, retirement accounts, corporations or similar entities formed for financial or estate planning purposes and beneficially owned by the holders of New FiscalNote Class B common stock, (b) the death or incapacity of such holder of New FiscalNote Class B common stock, (c) the date specified by an affirmative vote of a majority of the outstanding New FiscalNote Class B common stock, voting as a single class, (d) the date on which the outstanding shares of New FiscalNote Class B common stock represent less than 50% of the shares of New FiscalNote Class B common stock that were outstanding as of the Closing Date, or (e) the seven-year anniversary of the Closing Date.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 are derived from, and should be read in conjunction with, the following historical financial statements of DSAC and FiscalNote and the accompanying notes thereof, which are included in the proxy statement/prospectus:

•	DSAC’s unaudited financial statements and related notes as of and for the three months ended March 31, 2022.

•	DSAC’s audited financial statements and related notes for the year ended December 31, 2021.

•	FiscalNote’s audited consolidated financial statements and related notes for the year ended December 31, 2021.

•	FiscalNote’s unaudited consolidated financial statements and related notes as of and for the three months ended March 31, 2022.

•	DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments do not consider borrowings and financings that may have occurred subsequent to March 31, 2022, nor do they reflect anticipated financings that may occur in the normal course of business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2022

(Amounts in thousands of U.S. dollars, except per share data)

			Pro Forma Transaction Adjustments		Combined Pro Forma
	Duddell	FiscalNote
	(Historical)	(Historical)		Note
Current Assets
Cash and cash equivalents	$213	$39,684	$175,124	3a	$110,835
			75,000	3b
			(50,000)	3h
			(55,420)	3i
			(7,410)	3k
			(15,000)	3n
			(51,356)	3l
Restricted cash	—	840	—		840
Accounts receivable, net	—	14,818	—		14,818
Costs capitalized to obtain revenue contracts, net	—	2,262	—		2,262
Deferred costs	—	4,067	(4,067)	3l	—
Prepaid expenses and other current assets	354	6,705	—		7,059

Total current assets	567	68,376	66,871		135,814
Property and equipment, net	—	7,462	—		7,462
Capitalized software costs, net	—	8,841	—		8,841
Noncurrent costs capitalized to obtain revenue contracts, net	—	3,814	—		3,814
Operating lease assets	—	24,155	—		24,155
Goodwill	—	188,707	—		188,707
Customer relationships, net	—	59,939	—		59,939
Database, net	—	21,838	—		21,838
Intangible assets, net	—	32,211	—		32,211
Investments and cash held in Trust Account	175,124	—	(175,124)	3a	—

Total assets	$175,691	$415,343	$(108,253)		$482,781

Liabilities, temporary equity and stockholders’ equity (deficit)
Short-term debt and current maturities of long-term debt	$—	$18,067	$(18,067)	3b	$—
Accounts payable	1,811	1,970	—		3,781
Accrued payroll	—	4,860	—		4,860
Accrued expenses	3,973	6,886	—		10,859
Deferred revenue, current portion	—	40,700	—		40,700
Customer deposits	—	1,720	—		1,720
Contingent liabilities from acquisitions, current portion	—	1,118	—		1,118
Operating lease liabilities, current portion	—	10,455	—		10,455
Other current liabilities	302	4,297	—		4,599

Total current liabilities	6,086	90,073	(18,067)		78,092
Long-term debt	—	328,709	(92,316)	3g	155,074
			(85,587)	3h
			(55,324)	3i
			(9,450)	3j
			(5,732)	3k
			(14,173)	3n
			(57,603)	3b
			146,250	3b
Convertible notes – related parties	—	18,945	(18,945)	3o	—
Deferred tax liabilities	—	3,118	—		3,118
Deferred revenue, net of current portion	—	902	—		902

			Pro Forma Transaction Adjustments		Combined Pro Forma
	Duddell	FiscalNote
	(Historical)	(Historical)		Note
Deferred rent	—	—	—		—
Contingent liabilities from acquisitions, net of current portion	—	2,666	—		2,666
Sublease loss liability, noncurrent portion	—	—	—		—
Lease incentive liability, net of current portion	—	—	—		—
Operating lease liabilities, net of current portion	—	30,101	—		30,101
Deferred underwriting commissions	6,125	—	(6,125)	3l	—
Derivative warrant liabilities	10,553	—	—		10,553
Other noncurrent liabilities	—	1,449	—		1,449

Total liabilities	22,764	475,963	(216,772)		281,955
Commitments and Contingencies
Class A ordinary shares; 17,500,000 shares subject to possible redemption at $10.00 per share at September 30, 2021	175,000	—	(175,000)	3d	—
Redeemable, convertible preferred stock	—	440,821	(440,821)	3f	—
Stockholders’ equity (deficit)
Common stock	—	—	—		—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at September 30, 2021	—	—	—		—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; none issued and outstanding at September 30, 2021	—	—	—	3b	12
			—	3c
			3	3d
			9	3m
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding at September 30, 2021	—	—	—	3c	1
			1	3m
Additional paid-in capital	—	—	174,997	3d	$737,949
			(22,073)	3e
			440,821	3f
			117,250	3g
			41,899	3h
			9,531	3j
			18,945	3o
			(48,319)	3l
			(10)	3m
Accumulated other comprehensive loss	—	(546)	—		(546)
Accumulated deficit	(22,073)	(500,895)	22,073	3e	(536,590)
			(24,934)	3g
			(6,312)	3h
			(96)	3i
			(81)	3j
			(1,678)	3k
			(827)	3n
			670	3b
			(2,437)	3l

Total Stockholders’ equity (deficit)	(22,073)	(501,441)	$724,340		200,826

Liabilities, temporary equity and stockholders’ equity (deficit)	$175,691	$415,343	$(108,253)		$482,781

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the three months ended March 31, 2022

(Amounts in thousands of U.S. dollars, except per share data)

			Pro Forma Adjustments		Combined Pro Forma
	Duddell (Historical)	FiscalNote (Historical)	Note
Revenues
Subscription	$—	$22,779	$—		$22,779
Advisory, advertising, and other	—	3,292	—		3,292

Total revenues	—	26,071	—		26,071
Operating expenses:
Cost of revenues	—	7,170	—		7,170
Research and development	—	6,018	—		6,018
Sales and marketing	—	9,497	—		9,497
Editorial	—	3,676	—		3,676
General and administrative	1,922	10,557	506	4d	12,985
Amortization of intangible assets	—	2,608	—		2,608
Transaction gains	—	(1,045)	—		(1,045)

Total operating expenses	1,922	38,481	506		40,909

Operating loss	(1,922)	(12,410)	(506)		(14,838)
Interest expense, net	—	(22,523)	22,122	4b	(4,151)
			(3,750)	4h
Change in fair value of warrant and derivative liabilities	9,135	(1,338)	1,338	4c	9,135
Gain on PPP loan upon extinguishment	—	7,667	—		7,667
Other expense	—	(121)	—		(121)
Interest earned on investments held in Trust Account	23	—	(23)	4a	—

Net loss before income taxes and loss on equity method investment	7,236	(28,725)	19,181		(2,308)
Benefit for income taxes	—	374	—	4g	374

Net loss	7,236	(28,351)	19,181		(1,934)
Other comprehensive loss, net of tax	—	85	—		85

Total comprehensive loss	$7,236	$(28,266)	$19,181		$(1,849)

Weighted average shares outstanding of ordinary shares subject to redemption, basic and diluted	17,500,000
Basic and diluted net income per share, ordinary shares subject to redemption	$0.33
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	15,802,078			129,740,324
Basic and diluted net loss per share, ordinary shares	$0.33 $	(1.26)			$(0.01)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2021

(Amounts in thousands of U.S. dollars, except per share data)

			Pro Forma Adjustments		Combined Pro Forma
	Duddell (Historical)	FiscalNote (Historical)	Note
Revenues:
Subscription	$—	$74,002	$—		$74,002
Advisory, advertising, and other	—	8,910	—		8,910

Total revenues	—	82,912	—		82,912
Operating expenses:
Cost of revenues	—	21,802	—		21,802
Research and development	—	24,017	—		24,017
Sales and marketing	—	29,676	—		29,676
Editorial	—	14,634	—		14,634
General and administrative	5,940	32,491	6,723	4d	47,592
			2437	4f
Amortization of intangible assets	—	9,359	—		9,359
Loss on sublease	—	1,817	—		1,817
Transaction costs	—	4,698	—		4,698

Total operating expenses	5,940	138,494	9,160		153,594

Operating loss	(5,940)	(55,582)	(9.160)		(72,346)
Interest expense, net	—	(64,800)	63,194	4b	(49,864)
			(33,258)	4e
			(15,000)	4h
Change in fair value of warrant and derivative liabilities	2,213	3,405	(3,405)	4c	2,213
Financing cost – derivative warrant liabilities	—	—	—		—
Other expense, net	—	(333)	—		(333)
Interest earned on investments held in Trust Account	71	—	(71)	4a	—

Net loss before income taxes	(3,656)	(117,310)	2,300		(118,666)
Benefit for income taxes	—	(7,889)	—	4g	(7,889)

Net loss	(3,656)	(109,421)	2,300		(110,777)
Other comprehensive loss, net of tax	—	(568)	—		(568)

Total comprehensive loss	$(3,656)	$(109,989)	$2,300		$(111,345)

Weighted average shares outstanding of ordinary shares subject to redemption, basic and diluted	17,500,000
Basic and diluted net income per share, ordinary shares subject to redemption	$(0.17)
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	13,061,380			129,740,324
Basic and diluted net loss per share, ordinary shares	$(0.17)	$(23.50)			$(0.85)

Note 1. Basis of Pro Forma Presentation

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under the guidance in ASC 805, DSAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of New FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of FiscalNote.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Business Combination and related transactions occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 reflects the pro forma effect of the Business Combination and related transactions as if they had been completed on January 1, 2021. These periods are presented on the basis of FiscalNote as the accounting acquirer.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that DSAC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DSAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the unaudited and audited consolidated financial statements and notes thereto of each of DSAC and FiscalNote as of and for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, and included in the proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DSAC has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial information.

There were no intercompany balances or transactions between DSAC and FiscalNote as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified differences that would have an impact on the unaudited pro forma condensed combined financial information.

The income tax effects of any pro forma adjustments do not appear within the unaudited pro forma condensed combined financial statements as any change in the tax benefit would have a corresponding impact on the deferred tax balance, which would be offset by an increase in the valuation allowance given that FiscalNote incurred significant losses during the historical periods presented.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of DSAC’s ordinary shares outstanding, assuming the Business Combination, and related transactions occurred on January 1, 2021.

Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

a)

Reflects the reclassification of cash and cash equivalents held in DSAC’s Trust Account that becomes available for transaction expenses, redemption of public shares, and the operating activities following the Business Combination.

b)

Reflects net proceeds from the Debt Financing (based on debt outstanding as of March 31, 2022 under the First Out Term Loan) of $75.0 million as well as the corresponding modification of the existing $75.7 million of current notes held by FiscalNote. $18.1 million of short-term debt and $57.6 million of long-term debt were treated as extinguished with $0.7 million of deferred financing costs being expensed and $3.5 million being deferred and amortized over the life of the debt.

c)	Represents the conversion of DSAC Class B ordinary shares to DSAC Class A ordinary shares immediately prior to the Business Combination.

d)	Represents the reclassification of DSAC Class A ordinary shares previously subject to possible redemption and presented as temporary equity to permanent equity.

e)	Reflects the elimination of DSAC’s accumulated deficit.

f)

Reflects the conversion of $440.8 million of FiscalNote redeemable, convertible preferred stock (Series A through Series G) into approximately 39.8 million shares of FiscalNote Class A common stock immediately prior to the Business Combination.

g)

Reflects the conversion of $117.3 million in aggregate outstanding principal amount of FiscalNote convertible notes into approximately 15.3 million shares of FiscalNote Class A common stock immediately prior to the Business Combination as well as the settlement of the related embedded derivatives and discounts in the amount of $24.9 million. $10.4 million of convertible notes were not converted to shares of New FiscalNote Class A common stock and will remain outstanding until the earlier of the optional conversion of the holder or the maturity dates in 2025.

h)

Reflects $50.0 million payment to the holder of FiscalNote’s senior secured promissory note with the remaining $41.9 million of principal converted into approximately 6.6 million shares of FiscalNote Class A common stock immediately prior to the Business Combination and further convert into approximately 7.8 million shares of New FiscalNote Class A common stock in connection with the Closing, as well as the elimination of the related embedded derivatives and discounts.

i)

Reflects the full paydown of $55.4 million of FiscalNote’s Last out term loan immediately prior to the Business Combination. FiscalNote’s First Out Term Loan was amended pursuant to the terms of the New Senior Credit Facility.

j)

Reflects the conversion of $9.5 million in aggregate outstanding principal amount of convertible notes related to acquisitions made by FiscalNote during 2021 into approximately 2.0 million shares of FiscalNote Class A common stock immediately prior to the Business Combination as well as the elimination of the related embedded derivatives and premiums.

k)	Reflects paydown of $7.4 million of FiscalNote’s term loans related to acquisitions made during 2021.

l)

Reflects the payment and reclassification of DSAC and FiscalNote transaction and debt prepayment costs of approximately $51.3 million, expected to be incurred related to the closing of the Business Combination. Of that amount, $6.1 million relates to the cash settlement of deferred underwriter compensation incurred as part of DSAC’s IPO to be paid upon the consummation of a Business Combination. The remaining transaction costs of $45.2 million include direct and incremental costs, such as legal, third party advisory, investment banking, debt costs and other miscellaneous fees. Does not include $4.1 million of costs capitalized by FiscalNote within its historical financial statements. Transaction costs not determined to be direct and incremental have been recorded through Accumulated Deficit and will be expensed as incurred.

m)

Reflects the issuance of 86.8 million shares of New FiscalNote Class A common stock to FiscalNote stockholders and 8.3 million shares of New FiscalNote Class B common stock to FiscalNote Co-Founders Timothy Hwang and Gerald Yao as consideration for the Business Combination. The New FiscalNote Class B common stock entitles holders to twenty-five (25) votes per share and will allow such holders to exercise control over New FiscalNote with approximately 63.1% of the outstanding voting power.

n)	Reflects the paydown of $15.0 million of FiscalNote’s subordinated promissory notes.

o)

Reflects the conversion of $18.9 million in aggregate outstanding principal amount of convertible notes — related party into 2.7 million shares of FiscalNote Class A common stock as well as the elimination of the related embedded derivatives and premiums. Pursuant to the terms of the convertible notes this conversion will occur immediately subsequent to the closing of the Transactions.

Note 4. Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021, are as follows:

a)	Represents the elimination of interest income on DSAC’s Trust Account for the three months ended March 31, 2022 and the year ended December 31, 2021.

b)

Represents the elimination of the historical interest expense associated with FiscalNote’s convertible notes, senior secured notes, and certain term loans which will either convert to shares of FiscalNote Class A common stock or be paid down immediately prior to the closing of the Business Combination. Refer to Notes 3f through 3l for more information.

c)

Represents the elimination of the income statement impact of the change in the fair value of the embedded derivatives related to the FiscalNote convertible notes and senior secured promissory note as discussed further in Notes 3g and 3h.

d)

Reflects $0.5 and $6.7 million of compensation cost related to certain performance-based stock options that vested immediately upon the successful listing of FiscalNote shares as well as compensation expense associated with the Earnout RSUs that could be earned by holders of Unvested FiscalNote Options as of the date of the Business Combination for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively. The Earnout RSUs will be treated as new market-based stock option awards that are based upon the Triggering Event prices and will be accounted for under ASC 718 — Share Based Payments. These awards result in an expense as the vesting conditions will require future service through the Triggering Event for all Unvested FiscalNote Options and the later of the Triggering Event or the service vesting requirements of the underlying Unvested FiscalNote Options for issuance of the Earnout RSUs.

e)

Reflects the immediate expense of FiscalNote’s deferred financing costs and premium/discount related to debt that was paid down and/or converted to shares of New FiscalNote Class A common stock. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

f)

Reflects transaction costs that were expensed on the Closing Date as they are not considered to be direct and incremental to the Transaction. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

g)

Does not reflect an adjustment to income tax expense as a result of the pro forma adjustments as FiscalNote has historically been in a net loss position. Any tax benefit in the period would have a corresponding deferred tax impact to the period which would offset and therefore has recorded no net income tax expense.

h)

Reflects the incremental expense from the aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote’s existing senior credit facility, which was refinanced under the new facility on amended terms) from the Debt Financing referenced in Note 3b. The annual interest consists of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. A one-eighth percent change in the assumed interest rate associated with the Debt Financing would result in additional annual interest expense (if the interest rate increases) or a reduction (if the interest rate decreases) to annual interest expense of approximately $0.6 million or a quarterly interest expense of approximately $0.2 million.

Note 5. Loss Per Share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average share calculation has been prepared for the three months ended March 31, 2022 and the year ended December 31, 2021. The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, DSAC had two classes of shares: Class A Ordinary Shares and Class B Ordinary Shares. The Class B Ordinary Shares were held by the Sponsor and directors. Prior to the Closing of the Business Combination and in connection with the redomestication of DSAC, DSAC adopted a new charter whereby each issued and outstanding DSAC Class B Ordinary Share automatically converted on a one-for-one basis into DSAC Class A Ordinary Shares. Each issued and outstanding DSAC Class A ordinary share was renamed, and has the same rights and restrictions attached to the shares of New FiscalNote Class A common stock. New FiscalNote issued shares of New FiscalNote Class B common stock to FiscalNote Co-Founders Timothy Hwang and Gerald Yao in exchange for their shares of FiscalNote Class A common stock, which carry a 25:1 voting right. Both classes of New FiscalNote common stock have the same interest in the earnings of New FiscalNote. As such, they have been considered together for purposes of the per share calculations below.

As of March 31, 2022, DSAC has 8.8 million outstanding public warrants sold during its initial public offering and 7.0 million warrants sold in two private placements, resulting in warrants to purchase an aggregate of 15.8 million DSAC Class A Ordinary Shares following the initial public offering. The warrants are exercisable at $11.50 per share which exceeds the current market price of DSAC’s Class A Ordinary Shares. These warrants are considered anti-dilutive and excluded from the loss per share calculation when the exercise price exceeds the average market value of the ordinary share price during the applicable period. Additionally, FiscalNote has potentially dilutive securities in the form of options, earnout shares and RSUs which are considered antidilutive due to losses of FiscalNote. As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.

	For the three months ended March 31, 2022	For the year ended December 31, 2021
Pro forma net loss attributable to common shareholders – basic and diluted	$(1,934)	$(110,777)
Weighted average shares outstanding – basic and diluted	129,740,324	129,740,324
Pro Forma Loss Per Share – basic and diluted	$(0.01)	$(0.85)
Pro Forma Weighted Average Shares – Basic and Diluted
Public shares	27,875,665	27,875,665
Initial shares	4,375,000	4,375,000
Class A Shares	89,198,738	89,198,738
Class B Shares	8,290,921	8,290,921

Total Pro Forma Weighted Average Shares – basic and diluted	129,740,324	129,740,324